UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 24, 2008
(Date of Earliest Event Reported)

Commission file number: 1-3203

CHESAPEAKE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street
Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 804-697-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

As indicated in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007, one of our U.K. subsidiaries is party to a recovery plan (the "Recovery Plan") for its U.K. pension plan (the "U.K. Pension Plan"), which requires that the subsidiary make cash contributions to the U.K. Pension Plan of at least £6 million above otherwise required levels in order to achieve a funding level of 100% by July 2014.  In addition, the Recovery Plan requires an increase in supplementary annual contributions if an interim funding level for the U.K. Pension Plan of 90% is not achieved by April 8, 2008.  Any supplementary contributions to the U.K. Pension Plan will be made annually in July based on a valuation of the plan's assets and liabilities by the actuarial advisors for the plan's Trustee in the preceding April.

The funding level of the U.K. Pension Plan is dependent upon certain actuarial assumptions, including assumptions related to inflation, investment returns and market interest rates, changes in the numbers of plan participants and changes in the benefit obligations and related laws and regulations.  As previously disclosed, changes to these assumptions could have a significant impact on the calculation of the funding level of the U.K. Pension Plan and could result in annual supplementary cash payments by our U.K. subsidiary under the Recovery Plan that are materially in excess of £6.  We have initiated discussions with the Trustee of the U.K. Pension Plan seeking amendments to the Recovery Plan to limit our potential supplementary annual contributions that could result from changing actuarial assumptions.

On March 17, 2008, we and the Trustee of the U.K. Pension Plan sent a joint letter to the U.K. Pensions Regulator advising the Regulator of those discussions.  The letter referenced an interim estimate, prepared by the Trustee’s actuarial advisors, indicating a total plan funding shortfall (under the terms of the plan on an ongoing basis) of approximately £40 million as of December 30, 2007.  Under the current Recovery Plan, a funding shortfall of that amount would result in a 2008 supplementary contribution to the U.K. Pension Plan of £15 million in addition to our scheduled annual supplementary payment of £6 million. (This compares to the Trustee’s previous estimate of a £1 million additional supplementary payment, based on its September 30, 2007, estimated funding shortfall, with the increase attributable to changes in actuarial assumptions.)  The joint letter noted that financial market conditions subsequent to December 30, 2007, indicate that the additional supplementary payment under the terms of the current Recovery Plan will be substantially higher when the definitive amount of the contribution is calculated in April 2008.  While we believe adverse changes in certain actuarial assumptions since the December 30, 2007, estimate will likely increase the required supplementary contribution under the current Recovery Plan, the actual amount of the supplementary contribution will not be known until April 2008.

In the joint letter to the U.K. Pensions Regulator, management of our U.K. subsidiary stated that while it is not yet currently possible to know what the total payment due under the Recovery Plan will be in July 2008, management is concerned that it could be an amount in excess of the current estimate, which it may be unable to pay without breaching certain financial covenants in our existing senior revolving credit facility or likely to be included in any refinancing thereof, and that any such breach would trigger cross-defaults under substantially all of our other debt.  The Trustee for the U.K. Pension Plan stated in the letter, among other things, that it is committed to working with our subsidiary to secure funding for the plan in accordance with the statutory funding objective, while recognizing that maintaining a financially healthy employer is in the best interests of the U.K. Pension Plan. The Trustee acknowledged to the U.K. Pension Regulator that our subsidiary will find it difficult to make any significant cash payment under the Recovery Plan currently, or in the near future.

While there can be no assurance, we believe that our U.K. subsidiary will reach agreement with the Trustee of the U.K. Pension Plan to amend the Recovery Plan to limit our supplementary annual contributions.  We expect that we will be able to make any supplementary payments agreed to in any amendment to the Recovery Plan in compliance with our existing financial covenants, and the financial covenants we expect to be included in any refinanced senior credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHESAPEAKE CORPORATION
(Registrant)

Date: March 24, 2008	BY:	/s/ Joel K. Mostrom
Joel K. Mostrom
Executive Vice President & Chief Financial Officer